Wherify Wireless, Inc. Announces Doug Hajjar Appointed as Co-Chairman of the Board of Directors

-- Hajjar to Benefit Wherify Board With Decades of High Tech Business and Financial Experience --

REDWOOD SHORES, Calif. (Nov. 16, 2005) — Wherify Wireless, Inc. (OTCBB: WFYW), a leading developer of wireless location products and services, announced today the appointment of W. Douglas Hajjar to the position of Co-Chairman of the Board of Directors. Hajjar, a long-time contributor to Wherify, also served as the Chairman of the Board for Wherify California, Inc. prior to the merger with IQ Biometrix. He brings a wealth of high tech business and financial experience and industry contacts to his position as Co-Chairman of the Board.

“We’re excited that Doug Hajjar has agreed to join the Wherify Board of Directors as Co-Chairman,” said Mr. Bill Scigliano, Chairman of the Wherify Board of Directors. “The company will certainly benefit from Doug’s incredible experience in the technology industry and his keen business instincts.”

“I’m very pleased to welcome Doug Hajjar to the Board of Directors,” said Timothy Neher, CEO of Wherify. “Doug has been involved with Wherify from the beginning, and through working with him over the last seven years I’ve come to appreciate and respect his business sense and knowledge about the marketplace and the company’s products and goals. His addition to the Board will have a strong positive impact on the company.”

Mr.  Hajjar was formerly Chairman of Control Data Corporation, Vice Chairman of Cadence Design, Chairman and CEO of Valid Logic, Chairman and CEO of Telesis Systems, Chairman of Wherify California, Inc., and CFO and COO of GenRad.

Mr.  Hajjar’s appointment to the Board fills the vacancy left by the departure of Mr. Wade Fenn, who left for personal reasons to pursue new opportunities.

About Wherify Wireless, Inc

Wherify Wireless, Inc. (OTCBB:WFYW — News) is a leading developer of patented wireless location products and services for family safety, communications, and law enforcement. The company’s portfolio of intellectual property includes its proprietary integration of the US Government’s Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone(TM) GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special needs, stay connected and in contact with each other; and its FACES® industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1998, the company is located in Redwood Shores, California. For more information visit http://www.wherifywireless.com/.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,”“anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify’s periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.